                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                 J. Baker, Inc.
                (Name of Registrant as Specified In Its Charter)

                                 J. Baker, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies: Not Applicable

    2) Aggregate number of securities to which transaction applies: Not
       Applicable

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Not Applicable

    4) Proposed maximum aggregate value of transaction: Not Applicable

    Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

- --------------------------------------------------------------------------------

                                 J. BAKER, INC.
                              555 TURNPIKE STREET
                          CANTON, MASSACHUSETTS 02021

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 6, 1995

To the Stockholders of
  J. BAKER, INC.

     Notice is hereby given that the Annual Meeting of Stockholders of J. Baker, Inc. (the "Company") will be held at the offices of the Company, 555 Turnpike Street, Canton, Massachusetts on Tuesday, June 6, 1995, at 9:30 a.m., for the following purposes:

     1. To elect three Class III Directors to serve for a three-year term until the 1998 Annual Meeting and until their respective successors are elected and qualified;

     2. To consider and act upon a proposal to approve Performance Share Awards for the Chief Executive Officer;

     3. To consider and act upon a proposal to approve an Executive Incentive Compensation Plan for the Chief Executive Officer;

     4. To ratify the selection of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending February 3, 1996; and

     5. To consider and act upon any matters incidental to the foregoing or any other matters which may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on April 20, 1995 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

                                            By Order of the Board of Directors

                                            ALAN I. WEINSTEIN
                                            Clerk

Canton, Massachusetts
May 4, 1995

                                   IMPORTANT

     IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS. ACCORDINGLY, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE MEETING.

                                 J. BAKER, INC.
                              555 TURNPIKE STREET
                          CANTON, MASSACHUSETTS 02021

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 6, 1995

GENERAL INFORMATION

     This proxy statement and the accompanying proxy card are being mailed to stockholders commencing on or about May 4, 1995. The accompanying proxy is solicited by the Board of Directors of J. Baker, Inc. (the "Company") for use at its Annual Meeting of Stockholders to be held at the offices of the Company, 555 Turnpike Street, Canton, Massachusetts on June 6, 1995, at 9:30 a.m., and any adjournments or postponements thereof. The cost of solicitation of proxies will be borne by the Company. Directors, officers and a limited number of employees may assist in the solicitation of proxies by mail, telephone and personal interview without additional compensation.

     When a proxy is returned properly signed, the shares represented thereby will be voted by the persons named as proxies in accordance with the stockholder's directions. If a proxy is signed and no instructions are given, the shares will be voted "FOR" the nominees named herein under proposal number 1 and "FOR" proposals number 2, 3 and 4 as set forth in the preceding Notice of Annual Meeting, and in the proxies' discretion as to other matters that may properly come before the meeting. The presence of a stockholder at the Annual Meeting will not automatically revoke a stockholder's proxy. A stockholder may, however, revoke a proxy at any time prior to the voting thereof on any matter by filing with the Clerk of the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

     The Board of Directors has fixed April 20, 1995 as the record date for the meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. As of April 20, 1995, there were 13,946,637 shares of Common Stock, par value $.50 per share ("Common Stock"), of the Company issued and outstanding. Each share is entitled to one vote. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes are not counted for purposes of determining whether a proposal presented to stockholders has been approved.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of March 31, 1995, with respect to the shares of Common Stock of the Company beneficially owned by
(i) any person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company, (ii) each director of the Company and each of the nominees for election as director of the Company,
(iii) each of the executive officers named in the Summary Compensation Table beginning on page 12 (the "Summary Compensation Table") and (iv) all directors and executive officers as a group.


                                                                            AMOUNT AND
                                                                             NATURE OF
    TITLE                   NAME, AND WITH RESPECT TO OWNERS                BENEFICIAL       PERCENT
  OF CLASS                       OF 5% OR MORE, ADDRESS                    OWNERSHIP(1)      OF CLASS
- ---------------   ----------------------------------------------------     -------------     --------
Common Stock      T. Rowe Price Associates, Inc.                              745,488(2)       5.3%
$.50 par value    100 East Pratt Street
                  Baltimore, MD 21202

                  Merrill Lynch & Co., Inc.                                 1,050,049(3)       7.6%
                  World Financial Center, North Tower
                  250 Vesey Street
                  New York, NY 10281

                  NBD Bancorp, Inc.                                           834,700(4)       6.0%
                  611 Woodward Avenue
                  Detroit, MI 48226

                  FMR Corp.                                                   889,130(5)       6.4%
                  82 Devonshire Street
                  Boston, MA 02109

                  Goldman Sachs & Co.                                         947,500(6)       6.8%
                  The Goldman Sachs Group, L.P.
                  85 Broad Street
                  New York, NY 10004

                  Trustees of General Electric Pension Trust                  755,776(7)       5.5%
                  General Electric Investment Corporation
                  GE Investment Management Incorporated
                  3003 Summer Street
                  Stamford, CT 06904

                  Sherman N. Baker                                            344,743(8)       2.5%
                  J. Christopher Clifford                                      29,500(9)        *
                  Ervin D. Cruce                                               25,500(10)       *
                  Nancy Ryan Greenberg                                          2,500(11)       *
                  Douglas J. Kahn                                               2,500(11)       *
                  Thomas H. Lee                                                79,767(12)       *
                  David Pulver                                                 34,693(13)       *
                  Melvin M. Rosenblatt                                         24,000(14)       *
                  Stanley Simon                                                30,000(10)       *
                  Jerry M. Socol                                              156,781(15)      1.0%
                  Dennis B. Tishkoff                                           23,974(16)       *
                  Larry I. Kelley                                              32,000(17)       *
                  Alan I. Weinstein                                           109,988(18)       *
                  All Directors and Executive Officers as a Group
                  (18 persons)                                              1,014,227(19)      7.0%

- ---------------

   * Less than 1%

 (1) Unless otherwise noted each person has sole voting and investment power with respect to such shares.

 (2) Information based solely on Schedule 13G of T. Rowe Price Associates, Inc. ("Price Associates") filed on behalf of itself and one of its mutual funds dated February 14, 1995. The beneficial owners have reported that the shares are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. Price Associates has reported that it has sole voting power with respect to 122,054 shares and sole dispositive power with respect to 745,488 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

 (3) Information based solely on Schedule 13G of Merrill Lynch & Co., Inc. filed on behalf of itself and certain of its subsidiaries dated February 10, 1995. The beneficial owners have reported that they share voting and dispositive power with respect to 1,050,000 shares with each of Merrill Lynch Group, Inc. and Princeton Services, Inc.

 (4) Information based solely on Schedule 13G of NBD Bancorp, Inc., dated February 9, 1995. The beneficial owner has reported that it has sole voting power with respect to 815,950 shares, sole dispositive power with respect to 805,700 shares and shared dispositive power with respect to 29,000 shares.

 (5) Information based solely on Schedule 13G of FMR Corp. dated February 13, 1995. The beneficial owner has reported that it has sole voting power with respect to 109,136 shares and sole dispositive power with respect to 889,130 shares.

 (6) Information based solely on joint filing on Schedule 13G of Goldman Sachs & Co. and the Goldman Sachs Group, L.P. dated February 10, 1995. The beneficial owners have reported shared voting and dispositive power with respect to all of the shares.

 (7) Information based solely on joint filing on Schedule 13G of trustees of General Electric Pension Trust ("GEPT"), General Electric Investment Corporation ("GEIC") and GE Investment Management Incorporated ("GEMI") dated February 9, 1995. Such information indicates that shares are held as follows: (i) 509,278 held by GEPT (which has sole voting and sole dispositive power over all such shares); (ii) 204,979 shares held by GEIC on behalf of client discretionary investment advisory accounts (which has sole voting and dispositive power over all of such shares); and (iii) 41,519 shares held by GEMI on behalf of client discretionary investment advisory accounts (which has sole voting and dispositive powers over all of such shares).

 (8) Includes currently exercisable options with respect to 36,875 shares.

 (9) Includes 2,000 shares held by a charitable trust of which Mr. Clifford is a trustee and as to which Mr. Clifford disclaims beneficial ownership and currently exercisable options with respect to 17,500 shares.

(10) Includes currently exercisable options with respect to 22,500 shares.

(11) Represents currently exercisable options.

(12) Includes currently exercisable options with respect to 17,500 shares.

(13) Includes currently exercisable options with respect to 7,500 shares.

(14) Includes 1,000 shares owned by Mr. Rosenblatt's wife as to which Mr. Rosenblatt disclaims beneficial ownership and currently exercisable options with respect to 20,000 shares.

(15) Includes 7,000 shares owned by Mr. Socol's wife as to which Mr. Socol disclaims beneficial ownership and currently exercisable options with respect to 87,531 shares.

(16) Includes 289 shares owned by Mr. Tishkoff's wife as to which Mr. Tishkoff disclaims beneficial ownership. Includes currently exercisable options with respect to 3,750 shares.

(17) Represents currently exercisable options with respect to 25,750 shares and options for 6,250 shares exercisable within sixty (60) days of the record date.

(18) Includes currently exercisable options with respect to 33,500 shares.

(19) Includes currently exercisable options with respect to 362,337 shares and options for 12,500 shares exercisable within sixty (60) days of the record date. Includes 806 shares issuable upon the conversion of convertible subordinated debentures.

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file. With the exception of one untimely report filed by each of Mr. Tishkoff, Mr. Rosenberg and Mr. Weinstein, to the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended January 28, 1995.

                              (PROPOSAL NUMBER 1)

                             ELECTION OF DIRECTORS

     Pursuant to Massachusetts law, the Board of Directors of the Company has voted to fix the number of directors at ten. The Board of Directors is divided into three classes of approximately equal size. The members of each class are elected for terms to continue until the annual meeting of stockholders held in the third year following the year of their election and until their respective successors are elected and qualified. Consequently, the term of office of the nominees elected to the Board of Directors at the 1995 annual meeting will continue until the annual meeting of stockholders to be held in 1998 and until their respective successors are elected and qualified.

     The nominees for the three Class III Directors to be voted upon at the meeting are J. Christopher Clifford, Jerry M. Socol and David Pulver, the current holders of the Class III directorships. PROXIES WILL BE VOTED FOR THESE NOMINEES UNLESS OTHERWISE SPECIFIED IN THE PROXY. Management does not contemplate that any of the nominees will be unable to serve, but in such an event, proxies solicited hereby will be voted for the election of another person or persons, if any, to be designated by the Board of Directors.

     The affirmative vote of a plurality of the outstanding shares of the Company's Common Stock present or represented at the Annual Meeting is required for the election of Directors.


        The following table sets forth information regarding Messrs. Clifford, Socol and Pulver, the Board of Directors' nominees for election as Directors, as well as information regarding each
Director whose term is not to expire until the 1996 or 1997 Annual Meeting of Stockholders.

                                             PRESENT PRINCIPAL EMPLOYMENT AND          DIRECTOR
     NAME                         AGE            PRIOR BUSINESS EXPERIENCE              SINCE
     ----                         ---        --------------------------------          --------
(NOMINEES FOR CLASS III TERM TO EXPIRE IN 1998)

J. Christopher Clifford..........   49  Since 1986, General Partner of Berkshire         1985
                                           Partners and affiliated partnerships.

Jerry M. Socol...................   53  President of the Company since September         1988
                                           1988 and Chief Executive Officer of the
                                           Company since March 1990. Chief Executive
                                           Officer of Filene's Department Stores
                                           ("Filene's"), August 1987 to June 1988.
                                           President of Filene's, January 1984 to
                                           August 1987. Director of County Seat, Inc.

David Pulver.....................   53  President of Cornerstone Capital, Inc.           1993
                                           Chairman of the Board of Directors of Morse
                                           Shoe, Inc., 1992-January 1993. Chairman
                                           of the Board and Co-Chief Executive
                                           Officer of The Children's Place,
                                           1968-1984. Director of Costco Wholesale
                                           Corporation, County Seat, Inc. and Argyle
                                           Television Holding II, Inc. Trustee of
                                           Colby College in Waterville, Maine.

(CONTINUING DIRECTORS -- CLASS I TERM TO EXPIRE IN 1996)

Sherman N. Baker.................   75  Chairman of the Board of the Company. Chief      1985
                                           Executive Officer of the Company and its
                                           predecessor from 1970 until March 1990.

Ervin D. Cruce...................   63  Since January 1992, individual investor.         1986
                                           During 1991, General Partner in the firm of
                                           Cruce & O'Brien. Since April 1985,
                                           Partner of BMA, the general partner of
                                           Investment Limited Partnership. Former
                                           Vice President of RER Texas, Inc.,
                                           general partner of BMA. Prior to 1985,
                                           partner in accounting firm of KPMG Peat
                                           Marwick, where associated for 32 years.
                                           Director of Texas Security Bancshares, Inc.
Melvin M. Rosenblatt.............   64  Certified public accountant and Chairman of      1993
                                           the Board and Chief Executive Officer of
                                           Greenberg, Rosenblatt, Kull & Bitsoli,
                                           P.C., a public accounting firm which he
                                           has been associated with since 1957.
                                           Chairman Elect of the Board of Trustees
                                           of Clark University in Worcester, Mas-
                                           sachusetts. Director and Chairman of the
                                           Asset Development Committee of the
                                           Greater Worcester Community Foundation.
                                           Formerly a Director of Ames Department
                                           Stores, Inc., from 1979 through 1992.

                                             PRESENT PRINCIPAL EMPLOYMENT AND          DIRECTOR
     NAME                         AGE            PRIOR BUSINESS EXPERIENCE              SINCE
     ----                         ---        --------------------------------          --------
(CONTINUING DIRECTORS -- CLASS II TERM TO EXPIRE IN 1997)

Thomas H. Lee....................   51  Since 1974, owner of Thomas H. Lee Company.      1985
                                           Chairman of the Board of Directors of
                                           Hills Department Store Company. Director
                                           of Autotote Corporation, General
                                           Nutrition, Inc., Gillett Holdings, Inc.,
                                           Health-o-meter, Inc., Snapple Beverage
                                           Corporation, Finlay Fine Jewelry
                                           Corporation and Playtex Family Products
                                           Corporation. Individual General Partner
                                           of ML Lee Acquisition Fund, L.P., ML Lee
                                           Acquisition Fund II, L.P. and ML Lee
                                           Acquisition Fund (Retirement Accounts)
                                           II, L.P.

Stanley Simon....................   77  Since 1958, Principal of Stanley Simon &         1985
                                           Associates. Director of the Company's
                                           predecessor, National Shoes, Inc., from
                                           1965 to 1985. Director of Gerber
                                           Scientific, Inc., Vornado, Inc., and
                                           General Microwave Corp.

Nancy Ryan Greenberg.............   45  Since 1980 President of Pro Media, Inc.,         1995
                                           Prior to 1980, Vice President/Media
                                           Director of S & N Advertising.

Douglas J. Kahn..................   38  Since 1993 President and Chief Operating         1995
                                           Officer of the Royal Home Fashions Division
                                           of Croscill Home Fashions Inc., Prior to
                                           1993, Senior Vice President -- Merchant
                                           Banking Group, Donaldson, Lufkin and
                                           Jenrette Securities Corporation.

INFORMATION ABOUT BOARD OF DIRECTORS AND COMMITTEES

     Directors who are not employees of the Company are eligible to participate in the Company's 1992 Directors' Stock Option Plan (the "Directors' Plan") and, if they are not otherwise compensated by the Company currently receive an annual fee of $20,000 and an annual fee of $2,500 for each committee of the Board on which they serve. Pursuant to the Directors' Plan, each eligible director is automatically granted an option to purchase 2,500 shares of the Company's Common Stock upon his or her initial election to the Board of Directors and at the close of business on the fifth business day following the Company's annual meeting of stockholders, at an exercise price equal to the closing price of the Company's Common Stock on the date of grant. In fiscal 1995, pursuant to the Directors' Plan, each of Messrs. Clifford, Cruce, Lee, Pulver, Rosenblatt and Simon was granted an option to purchase 2,500 shares of the Company's Common Stock at a per share exercise price of $22.38, the fair market value of the Company's Common Stock on the date of grant. In January, 1995 upon their election as new Directors, each of Mr. Kahn and Ms. Greenberg was also granted an option to purchase 2,500 shares of Common Stock at a per share exercise price of $14.38, the fair market value of the Company's Common Stock on the date of grant.

     The Company's Board of Directors held six meetings during fiscal 1995. All of the Directors attended at least 75% of these meetings and any meetings of any committees of which such Director was a member, except for Mr. Lee.

     The Board of Directors has standing Audit, Compensation, Executive and Nominating Committees. These committees are reconstituted at the first meeting of the Board following the annual meeting of stockholders.

     The Audit Committee, which met three times during fiscal 1995, meets with the Company's independent auditors and the principal financial personnel of the Company to review the results of the annual audit. The Audit Committee also reviews the scope of, and approves fees for, audit and non-audit services performed by the independent auditors, reviews the independence of the independent auditors and reviews the adequacy and effectiveness of internal accounting controls. The present members of the Audit Committee are Messrs. Cruce (Chairman), Pulver, Rosenblatt and Simon.

     The Compensation Committee, which held two meetings during fiscal 1995, reviews and makes recommendations to the full Board regarding the compensation of senior officers of the Company. The present members of this committee are Messrs. Simon (Chairman), Clifford, Cruce, Pulver and Rosenblatt.

     The Executive Committee, which met three times during fiscal 1995, monitors and follows developments in the Company's business between meetings of the Board of Directors. The Executive Committee has no authority to take or authorize any official actions on behalf of the Company or to act in place of the Board of Directors. The present members of this committee are Messrs. Baker, Clifford, Rosenblatt and Socol.

     The Nominating Committee, which met four times during fiscal 1995, identifies, evaluates and nominates candidates for election to the Board. The present members of this committee are Messrs. Pulver (Chairman), Cruce and Rosenblatt.

     On October 27, 1993, Sherman N. Baker entered into a consent decree settling SEC allegations of certain Federal securities law violations with respect to sales of Company stock which Mr. Baker had made in the fall of 1991 for estate planning purposes. The Company's Board of Directors is aware of the SEC allegations and Mr. Baker's settlement thereof, in which he neither admitted nor denied the allegations. The Board was aware that several factors came into play in Mr. Baker's decision to settle the claim, including the stress and significant costs of continuing legal proceedings. The Board notes further Mr. Baker's long and distinguished record of service and dedication to the Company and reaffirms its confidence in Mr. Baker's integrity and ability to serve the Company as a Director.

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is comprised of five outside Directors. The Board of Directors delegates to the Compensation Committee the responsibility for developing and administering the policies which govern the total compensation program for executive officers of the Company. The Committee also administers the Company's 1985 Amended and Restated Stock Option Plan (the "1985 Plan"), the 1994 Equity Incentive Plan (the "1994 Plan") and the Cash Incentive Compensation Plan (the "Incentive Plan") for all plan participants, including awards made to the executive officers of the Company. In making pay decisions for the named executives whose compensation is detailed in this proxy statement (other than the Chief Executive Officer and the Chairman of the Board), the Committee also takes into consideration the views and recommendations of the Chief Executive Officer concerning each executive's overall contribution to the Company's performance. The Committee has prepared the following report to summarize the executive compensation approach of the Company and describe specific decisions made by the Committee with respect to the Chief Executive Officer's compensation and future compensation guidelines.

     The general philosophy of the Committee is to link overall executive compensation with the performance of the Company and the individual executive, with operating division performance also emphasized for division executives. The focus of the performance is on the achievement of both annual and long-term business objectives that contribute to the creation of long-term stockholder value. This philosophy is reflected in the Company's executive compensation approach that provides a major portion of total compensation in pay-for-performance programs that consist of long-term stock-based incentives, an annual incentive plan and merit salary increases. The combination of these compensation elements is intended to produce total pay at the median of the marketplace among similar-size specialty store retailers when the Company's performance also reflects median performance in the same group. Similarly, total compensation is intended to vary above or below the competitive median when Company performance varies from the comparative industry median.

     In 1993, the Committee engaged the services of compensation consultants from KPMG Peat Marwick for the purpose of assisting the Committee with a full review of the competitiveness and effectiveness of the Company's executive pay practices in light of the merger with Morse Shoe, Inc. This review covered base salary levels and ranges for each executive position, annual incentive practices, executive benefit arrangements and stock-based long-term incentives. It also included a comparative analysis of key industry financial results in order to evaluate the Company's relative achievement of the desired pay to performance relationship. The market data employed in the review included proxy data from specialty store retailers with similar annual sales and nationally-known compensation surveys for the retailing industry.

     In 1994, the Committee again engaged the services of KPMG Peat Marwick LLP for the purpose of assisting the Committee in structuring a long-term compensation arrangement for the Company's Chief Executive Officer, Mr. Socol. As adopted by the Committee in 1994, this arrangement offers Mr. Socol an opportunity to substantially increase his equity ownership in the Company over several years if the Company meets important performance targets that link to significant stockholder value. The four components of Mr. Socol's total compensation program are base salary, grants of stock options, grants of performance shares and an enhanced annual incentive stock bonus opportunity which is linked to the Company's Incentive Plan. The equity incentive components of Mr. Socol's total compensation are emphasized in this new arrangement to reflect the Committee's philosophy that Mr. Socol's total compensation should substantially depend on the Company's stock price. These components also serve to reinforce a balanced focus on performance in three critical areas: stock price appreciation, attainment of multi-year earnings per share growth goals and strong annual earnings performance in relation to the Company's approved profit plan. The specific elements of Mr. Socol's compensation are discussed in further detail below.

  Base Salary

     Base salaries for the Company's executive officers are reviewed annually and are determined through an assessment of individual performance against assigned objectives and key qualitative factors that include personal accomplishments, strategic impact and career contribution to the Company. As a guide for setting salaries, the Committee relies on competitive salary ranges developed by its compensation consultants. These ranges reflect median market practice for positions of comparable responsibility and scope in the targeted retailing marketplace.

     On an annual basis, each executive of the Company engages in a formal system of assessment known as the Annual Performance Management Program whereby goals and objectives for each performance period are established by the executive which are subject to periodic review and assessment during the performance period. At the conclusion of the performance period, the executive completes a self-appraisal and a formal review of his or her performance is conducted by the evaluating manager. The assessment of Mr. Socol's performance as Chief Executive Officer is the responsibility of the Committee. The base salary determined for Mr. Socol for fiscal year 1996 remains at $450,000, the same salary paid for fiscal year 1995. In setting Mr. Socol's base salary, the Committee considered his performance in managing the Company's overall financial and operating results and competitive salary ranges, as well as the new opportunities Mr. Socol has been offered to enhance total compensation through the equity incentive arrangements adopted by the Committee in 1994.

  Cash Incentive Compensation Plan

     The Company's Incentive Plan represents an annual incentive opportunity designed to reward certain key employees for the performance of the Company relative to the achievement of pre-determined profit goals established for the year. Such goals are based on the Company's budgeted corporate pre-tax operating income as well as on each operating division's pre-tax operating income, prior to allocation of corporate overhead. Payments under the Incentive Plan are based on the achievement of such corporate and divisional profit goals, are recommended by management, subject to review by the Committee, and are then recommended to the full Board for approval.

     The Incentive Plan is linked to relative achievement of goals that are defined by a scale of threshold, target and superior profit results for the fiscal year, with target performance linked to a target award size that approximates median bonus opportunity in the marketplace. For the Incentive Plan participants, the target award guidelines range by position level from 12% to 54% of base salary, with the Chief Executive Officer at the 54% level. The threshold guideline for awards represents a percentage of each position's target size, as determined by the Committee from year to year, and the maximum guideline (which ties to superior profit results) represents 175% of the target size. Each executive's award opportunity is also allocated on a weighted basis across the operating units for which the executive has responsibility, including a portion allocated to corporate profit results. For Mr. Socol, the entire award opportunity is based on consolidated corporate results. In addition to these award funding guidelines, the Incentive Plan provides for an individual performance modifier that can adjust a participant's funded award by as much as 50% upward or downward to reflect all aspects of the participant's performance for the fiscal year.

     As indicated, one component of Mr. Socol's total compensation program is an enhanced annual incentive stock bonus opportunity. Under this component of the program, any amount awarded to Mr. Socol under the provisions of the Incentive Plan which exceeds $100,000 will be awarded to him half in cash and half in shares of equivalent value of Common Stock of the Company. In addition, as a bonus enhancement, that portion of any Incentive Plan award which is made in stock will be matched by the Company with an equal number of additional shares of Common Stock of the Company. This component of Mr. Socol's compensation program will operate for five fiscal years, beginning with fiscal year 1995 and ending with fiscal year 1999. Further, the individual performance modifier provided for in the Incentive Plan will apply to Mr. Socol only to the extent that his incentive compensation is modified downward to reflect individual performance factors. This change in the Incentive Plan provisions is necessary to comply with certain deductibility rules under Section 162(m) of the Internal Revenue Code.

     During fiscal year 1995, Mr. Socol's award under the Incentive Plan was approximately 20% of base salary, or $89,910. The award reflected corporate pre-tax operating income that was between the threshold and target corporate goals approved for the year. As a result of Mr. Socol receiving less than $100,000 as an Incentive Plan award for fiscal year 1995, no stock bonus award was made to Mr. Socol under the enhanced stock bonus component described above.

  1985 Stock Option Plan and 1994 Equity Incentive Plan

     The Company's 1985 Plan will terminate, according to its terms, in June, 1995. Accordingly, on June 7, 1994, the Stockholders of the Company voted to adopt the 1994 Plan which allows for the issuance of stock options, restricted stock grants, unrestricted stock grants and performance share awards to executives and other key employees of the Company. The 1994 Plan provides increased flexibility in the award of equity based compensation through a combination of these incentive vehicles authorized under the Plan and furthers the Committee's objective of aligning executive officer compensation closely with long term stockholder interests. As with the 1985 Plan, the 1994 Plan is administered by the Committee, which has full power to select, from among the employees eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms of each award, subject to the provisions of the 1994 Plan.

     Grants of incentive or non-qualified stock options are made to executives and other key employees of the Company under the Company's 1985 Plan and the 1994 Plan. As referenced, grants of stock options under the 1985 Plan and the 1994 Plan are made to such executives and other key employees to enable them to participate in the creation of stockholder value in the Company as well as to permit the accumulation of an equity interest in the Company, thereby aligning the interests of executives with those of stockholders. Options granted under the 1985 Plan and the 1994 Plan generally vest at the rate of 25% per year and the term of each option is ten years. Individual grants under the 1985 Plan and the 1994 Plan are determined based upon the level of position held, individual contribution to the achievement of the Company's financial goals and such other performance factors as management and the Committee may consider.

     The Committee may also award shares of Common Stock to officers and other eligible employees under the 1994 Plan subject to such conditions and restrictions as the Committee may determine ("Restricted Stock"). Such conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through specified periods of time. The purchase price, if any, of shares of Restricted Stock will be determined by the Committee and failure to achieve performance goals or other restrictions as determined by the Committee may result in employee forfeiture of such awards.

     Under the 1994 Plan, the Committee may also award shares of Common Stock which are free from any restrictions ("Unrestricted Stock"). Unrestricted Stock may be issued to eligible employees under the 1994 Plan in recognition of past services or other valid consideration and may be issued in lieu of cash bonuses paid to such employees. Unrestricted Stock may be issued at no cost or for a purchase price determined by the Committee. Finally, the Committee may also grant performance share awards ("Performance Share Awards") to eligible employees under the 1994 Plan entitling the recipient to receive shares of Common Stock upon the achievement of individual or Company performance goals or such other criteria as the Committee shall determine. As of the date of this report, no awards of Restricted Stock, Unrestricted Stock or Performance Share Awards have been made to any eligible employees under the 1994 Plan.

     With respect to Mr. Socol's compensation, stock option grants are made at fair market value, with a ten year term for each option granted. Vesting of such options are in accordance with the provisions of the 1985 Plan and the 1994 Plan, respectively, with 25% of any such options vesting on each grant anniversary date beginning on the first anniversary date after the date of grant and ending on the fourth anniversary date. In accordance with Mr. Socol's total compensation program adopted by the Committee in 1994, Mr. Socol was granted a non-qualified stock option pursuant to the 1985 Plan for 50,000 shares of Common Stock of the Company on August 11, 1994, at an exercise price of $18.75. This award was in addition to a non-qualified stock option for 10,125 shares of Common Stock of the Company granted to Mr. Socol in March, 1994 at an exercise price of $19.875. Under this component of the program, the Committee also committed to future grants of non-qualified stock options for 50,000 shares each to Mr. Socol in April, 1995, subject to the Company achieving earnings per share goals of $1.70 or higher for the fiscal year ended January 28, 1995 ("Fiscal 1995") and again in April, 1996, subject to the Company achieving the approved profit plan for the fiscal year ending February 3, 1996. The earnings per share performance measurements set forth above for the stock option component of Mr. Socol's equity incentive arrangement are structured as absolute performance requirements. Therefore, as a result of the Company not achieving the stated goal for Fiscal 1995, Mr. Socol will not receive the specified stock option award for that year. The award of 50,000 shares made to Mr. Socol on August 11, 1994 was without any performance contingency.

     The final component of Mr. Socol's equity incentive arrangement consists of Performance Share Awards to be made to him based on the performance of the Company during overlapping three year cycles. Three such performance cycles are planned under this component of the program beginning May 1, 1994, February 1,

1995 and February 1, 1996 and ending on January 31, 1997, January 31, 1998 and January 31, 1999, respectively. Performance Share Awards for each cycle will be determined by the compound annual rate of growth in the Company's earnings per share over the cycle and the Committee establishes a required threshold rate of earnings per share growth in order for any Performance Share Awards to be made. The Committee will also establish target and maximum earnings per share goals that correspond to increased Performance Share Awards. The base year for calculating earnings per share growth is the fiscal year immediately prior to the start of the applicable cycle and the maximum award of Performance Shares that can be made in any given year (representing the last year of the applicable three year cycle) will be 25,000 shares. Performance Share Awards under this component of Mr. Socol's total compensation are intended to qualify as "performance based compensation" as defined in Section 162 of the Internal Revenue Code. With three overlapping grant cycles spanning a five year period, a total of 75,000 shares of the Company's Common Stock are potentially available as awards to Mr. Socol under this component of his equity incentive arrangement.

  Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code (the "Code"), which became effective on January 1, 1994, will generally limit the Company's liability to deduct compensation expense in excess of $1 million paid to the Company's Chief Executive Officer or other executive officers named in the Summary Compensation Table contained in this proxy statement. Generally, the Committee expects to attempt to structure compensation payments to executive officers so as to be deductible under Section 162(m). In the event, however, that the Committee determines that so structuring a compensation payment would not be in the best interests of the Company, the Committee would adjust its compensation policies and payments to provide incentives to the executive officers to achieve the performance measures or goals that the Committee believes to be in the best interests of the Company.

                                             COMPENSATION COMMITTEE

                                             Stanley Simon, Chairman
                                             J. Christopher Clifford
                                             Ervin D. Cruce
                                             David Pulver
                                             Melvin M. Rosenblatt


EXECUTIVE COMPENSATION

        The following table discloses compensation received by the Company's Chief Executive Officer and the four next most highly compensated executive officers for the fiscal years ended January 28, 1995, January 29, 1994, and January 30, 1993.

                                                 SUMMARY COMPENSATION TABLE

          NAME AND                                                    OTHER ANNUAL                        ALL OTHER
     PRINCIPAL POSITION           YEAR    SALARY ($)    BONUS ($)     COMPENSATION ($)      OPTIONS     COMPENSATION ($)
     ------------------           ----    ----------    ---------     ----------------      -------     ----------------
Jerry M. Socol.................   1995      446,154       89,910(1)             -0-         60,125             2,250(5)
President, Chief Executive        1994      420,673      168,683(1)         93,110(4)       60,000             3,538(5)
Officer and Director              1993      391,348      233,817(1)         48,797(4)       15,000             5,149(5)

Sherman N. Baker...............   1995      350,000       69,930(1)             -0-          7,500                -0-
Chairman of the Board             1994      350,000       92,610(1)             -0-             -0-               -0-
                                  1993      350,000      212,192(1)             -0-             -0-               -0-

Alan I. Weinstein..............   1995      305,231       45,584(1)             -0-          7,500             2,250(5)
Senior Executive Vice             1994      280,000       56,840(1)             -0-         30,000             3,538(5)
  President, Chief Financial      1993      229,244       90,392(1)             -0-          7,500             5,149(5)
  Officer, Chief Administrative
  Officer and Secretary

Larry I. Kelley................   1995      268,539       75,663(2)             -0-          5,000            22,788(5)(6)
Executive Vice President,         1994      252,404       74,868(2)             -0-         10,000            25,327(5)(6)
President of The Casual Male,     1993      237,403       96,000(2)             -0-          5,000            25,994(5)(6)
Inc.

Dennis B. Tishkoff.............   1995      255,000      114,648(1)             -0-         15,000             2,250(5)
Executive Vice President,         1994       49,038(3)        --               --              --                --
President of Shoe Corporation     1993          --            --               --              --                --
of America

- ---------------
(1) Amounts shown reflect payments under the Company's Incentive Plan, and, with respect to Messrs. Baker and Socol, additional compensation pursuant to the terms of their employment agreements with the Company for fiscal 1993 only.

(2) Includes payment under the Company's Incentive Plan and guaranteed bonus under employment agreement for fiscal 1994 and fiscal
    1993, only.

(3) Amount shown reflects partial year salary for Mr. Tishkoff.

(4) Amount shown reflects reimbursement for income taxes payable in connection with the sale of shares acquired upon the exercise of certain stock options.

(5) Amounts shown reflect contributions made by the Company under the 401(k) Profit Sharing Plan based upon the officer's contributions.

(6) Amount shown reflects the reduction of $20,538, $21,789 and $23,052, including imputed interest, of the principal amount outstanding under a Note dated June 3, 1991 in favor of The Casual Male, Inc., for fiscal 1995, fiscal 1994 and fiscal 1993, respectively.

                       OPTION GRANTS IN LAST FISCAL YEAR

        The following table provides information on option grants in the fiscal year ended January 28, 1995 to the named executive officers.

                                     INDIVIDUAL GRANTS
- -------------------------------------------------------------------------------------------     POTENTIAL REALIZABLE VALUE
                                                    % OF TOTAL                                   AT ASSUMED ANNUAL RATE OF
                                                     OPTIONS                                   STOCK PRICE APPRECIATION FOR
                                                    GRANTED TO      EXERCISE                          OPTION TERM(4)
                                     OPTIONS       EMPLOYEES IN       PRICE      EXPIRATION    -----------------------------
     NAME                           GRANTED(1)    FISCAL YEAR(2)    ($/SH)(3)       DATE       0% ($)     5% ($)     10% ($)
     ----                           ----------    --------------    ---------    ----------    ------    -------    --------
Jerry M. Socol...................     10,125           3.2%          $19.875       3/29/04        0      126,555      320,716
                                      50,000          15.8%          $ 18.75       8/11/04        0      589,589    1,494,134
Sherman N. Baker.................      7,500           2.4%          $19.875       3/29/04        0       93,745      237,567
Dennis B. Tishkoff...............     15,000           4.7%          $19.875       3/29/04        0      187,490      475,134
Larry I. Kelley..................      5,000           1.6%          $19.875       3/29/04        0       62,496      158,378
Alan I. Weinstein................      7,500           2.4%          $19.875       3/29/04        0       93,745      237,567

- ---------------

(1) The options became exercisable as to 25% of the underlying shares on March 29, 1995 except for the 50,000 share grant to
    Mr. Socol which becomes exercisable as to 25% of the underlying shares on August 11, 1995 and will become exercisable as to
    25% of the underlying shares on each successive anniversary date thereof.

(2) The Company granted options representing 316,025 shares to employees in fiscal 1995.

(3) The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the date of exercise.

(4) The dollar amount under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the SEC and therefore are not intended  to forecast possible appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. The calculation of stock price appreciation hereunder is based upon an Option Term of ten (10) years.


                                        AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                                                   FISCAL YEAR END OPTION VALUE

        The following table provides information on option exercises in fiscal 1995 by the named executive officers and the value of such officers' unexercised options at January 28, 1995.

                                                                           NUMBER OF                  VALUE OF UNEXERCISED
                                                                      UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                     SHARES                          AT FISCAL YEAR END (#)        AT FISCAL YEAR END ($)(1)
                                  ACQUIRED ON        VALUE        ----------------------------    ----------------------------
      NAME                        EXERCISE (#)    REALIZED ($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
      ----                        ------------    ------------    -----------    -------------    -----------    -------------
Jerry M. Socol.................        0               0            66,250         112,625         210,000          13,125
Sherman N. Baker...............        0               0            35,000           7,500         266,875               0
Dennis B. Tishkoff.............        0               0                 0          15,000               0               0
Larry I. Kelley................        0               0            20,750          21,250          94,938          40,313
Alan I. Weinstein..............        0               0            20,750          35,250          49,313          20,813

- ---------------

(1) Fiscal year ended January 28, 1995. The average of the high and low prices of the Company's Common Stock on January 27, 1995, the last trading day preceding the Company's fiscal year end, was $14.375.

                                RETIREMENT PLANS

     The following table shows the annual benefits payable under the Company's Retirement
Plan and Supplemental Plan to persons in specified compensation and years of service classifications, based on a straight life annuity form of retirement income.

                                                          REPRESENTATIVE YEARS OF SERVICE
                                                         ---------------------------------
     AVERAGE OF HIGHEST FIVE
      YEARS OF COMPENSATION                              10             20    30 (MAXIMUM)
     -----------------------                             --             --    ------------
          $ 50,000...................................  $ 5,315       $10,630    $ 16,946
           100,000...................................   12,315        24,630      37,946
           150,000...................................   19,315        38,630      58,946
           200,000...................................   26,315        52,630      79,946
           247,540*..................................   31,264        62,598      93,792
           250,000*..................................   33,315        66,630     100,946
           300,000*..................................   40,315        80,630     121,946
           350,000*..................................   47,315        94,630     142,946
           400,000*..................................   54,315       108,630     163,946
           450,000*..................................   61,315       122,630     184,946
           500,000*..................................   68,315       136,630     205,946

- ---------------

(*) The maximum compensation that may be used as of February 1, 1995 to calculate benefits under the
    Retirement Plan and the Supplemental Plan is $247,540.

     In December, 1993, the Board of Directors of the Company established a Supplemental Retirement Plan (the "Supplemental Plan") to provide benefits attributable to compensation in excess of $150,000, but less than $247,540. The benefit provided by the Retirement Plan and the Supplemental Plan is equal to
(i) the sum of 0.75% of the executive's highest consecutive five-year average annual compensation plus 0.65% of the excess of the executive's highest consecutive five-year average annual compensation over the average of the Social Security taxable wage bases, multiplied by (ii) the executive's years of "benefit service" with the Company (not to exceed 30 years). Effective February 1, 1995, compensation for such purposes means all eligible compensation up to a maximum of $247,540 for the calendar year ended December 31, 1995. Annual benefits are payable under the Company's Retirement Plan for retirees at age 65, prior to the offset, if any, for benefits accrued under the retirement plan of the Company's predecessor and for Social Security benefits. As of January 31, 1995, the number of years of "benefit service" for each of the following individuals was as follows: Sherman N. Baker -- 30 years; Jerry M. Socol -- 6 years; Dennis B. Tishkoff -- 1 year; Larry I. Kelley -- 4 years; and Alan I. Weinstein -- 26 years.

EMPLOYMENT ARRANGEMENTS

     Mr. Baker is employed pursuant to an employment agreement dated March 25, 1993 which, as amended on March 31, 1995, provides for an annual base salary of not less than $315,000 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. The agreement contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Baker's employment terminates due to his disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any bonus amount payable with respect to such fiscal year pro-rated through the date of termination of employment. The agreement is effective through March 31, 1996.

     Mr. Socol is employed pursuant to an employment agreement dated March 25, 1993 which, as amended on June 9, 1994, provides for an annual base salary of not less than $450,000 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. The agreement contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Socol's employment terminates due to his disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any bonus amount payable with respect to such fiscal year pro-rated through the date of termination of employment. The agreement is effective through April 1, 1996.

     Mr. Tishkoff is employed pursuant to an agreement dated November 19, 1993 which, as amended on April 25, 1995, provides for an annual base salary of not less than $270,000 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. The agreement contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Tishkoff's employment terminates due to his disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any bonus amount payable with respect to such fiscal year pro-rated through the date of termination of employment. The agreement is effective through April 1, 1997.

     Mr. Kelley is employed pursuant to an agreement dated March 25, 1993 which, as amended on May 2, 1995, provides for an annual base salary of not less than $283,000 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. The Agreement contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Kelley's employment terminates due to disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any bonus amount payable with respect to such fiscal year pro-rated through the date of termination of employment. The agreement is effective through April 1, 1997.

     Mr. Weinstein is employed pursuant to an agreement dated March 25, 1993 which, as amended on April 25, 1995, provides for an annual salary of not less than $308,000 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. The agreement contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Weinstein's employment terminates due to disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any bonus amount payable with respect to such fiscal year pro-rated through the date of termination of employment. The agreement is effective through April 1, 1997.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Stanley Simon (Chairman), J. Christopher Clifford , Ervin D. Cruce, David Pulver and Melvin M. Rosenblatt. None of these individuals is an executive officer and no "compensation committee interlocks" existed during the last fiscal year. Mr. Clifford is a partner of Berkshire Partners which receives one-half of the fees the Company pays Thomas
H. Lee Company ("THL"), under a Management Agreement dated as of July 10, 1985 (the "Management Agreement"), between the Company and THL for consulting and management services in the areas of financial and strategic corporate planning. For the fiscal year ended January 28, 1995, the Company paid THL $120,000 for services under the Management Agreement. The Company believes that the terms of the Management Agreement are as favorable as could be obtained from an unaffiliated entity.

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return (stock price appreciation plus dividends) on the Company's Common Stock with the cumulative total return of the NASDAQ Stock Market -- U.S. Index and a peer group (1) for the five years ending January 28, 1995.

                       [PASTE UP CUSTOMER SUPPLIED CHART]

(1) The peer group is comprised of the following companies: Burlington Coat Factory Warehouse, Charming Shoppes, Inc., Consolidated Stores, Edison Brothers Stores, House of Fabrics, Jamesway Corp., Petrie Stores Corp., Pier 1 Imports, Rose's Stores, Inc., Ross Stores Inc. and Strawbridge & Clothier.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and THL are parties to the Management Agreement. Mr. Lee is a principal of THL and Mr. Clifford was formerly associated with THL. Both Mr. Lee and Mr. Clifford are Directors and stockholders of the Company. The Management Agreement provides for an initial term of one year with automatic extensions unless otherwise terminated by either party. Pursuant to the Management Agreement, THL provides consulting and management services to the Company in the areas of financial and strategic corporate planning. In exchange for such services, the Company has agreed to pay THL a monthly fee of $10,000 plus expenses, subject to change by mutual agreement for any extension of the Management Agreement. For the fiscal year ended January 28, 1995, the Company paid THL $120,000 for services under the Management Agreement. The Company believes that the terms of the Management Agreement are as favorable as could be obtained from an unaffiliated entity.

     During the Company's fiscal year ended January 28, 1995, Morse Shoe, Inc. ("Morse"), a subsidiary of the Company acquired on January 30, 1993, paid Hills Department Store Company ("Hills") license fees pursuant to an agreement between Morse and Hills for operation of licensed footwear departments in Hills department stores. Mr. Lee is Chairman of the Board of Directors of Hills and an owner of approximately 7.25% of the outstanding capital stock of Hills. The Company believes that the terms of its license agreement with Hills are as favorable as the terms of its agreements with other licensors.

     On February 4, 1991, Hills filed a petition in bankruptcy under Chapter 11 of the United States Bankruptcy Code. On September 10, 1993, the Hills plan of reorganization was confirmed by the United States Bankruptcy Court for the Southern District of New York. Mr. Lee was Chairman of the Board of Directors of Hills at the time of the filing of the Hills bankruptcy and upon the confirmation of the Hills plan.

     The Company pays Greenberg, Rosenblatt, Kull & Bitsoli, P.C. $60,000 annually for consulting and management services provided to the Company in the areas of financial and strategic corporate planning. Mr. Rosenblatt is a principal of such firm and a director and stockholder of the Company. The Company believes that the terms of this arrangement are as favorable as could be obtained from an unaffiliated entity.

                              (PROPOSAL NUMBER 2)

                  PROPOSAL TO APPROVE PERFORMANCE SHARE AWARDS

     On August 11, 1994, the Compensation Committee granted three Performance Share Awards to the Company's Chief Executive Officer pursuant to the J. Baker, Inc. 1994 Equity Incentive Plan (the "Equity Incentive Plan"). The Equity Incentive Plan was approved by stockholders on June 7, 1994.

     Under Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer or to any of its next four most highly compensated executive officers may be limited to the extent that it exceeds $1 million in any one fiscal year. However, the Company can continue to deduct compensation in excess of that amount if the compensation qualifies as "performance-based compensation" under Section 162(m) of the Code. The Company hereby submits for stockholder approval the material terms of the Performance Share Awards granted to the Company's Chief Executive Officer so that the compensation to be earned thereunder can qualify as "performance-based compensation" under Section 162(m) of the Code and therefore remain eligible as a deductible compensation expense for the Company.

     The Compensation Committee granted the Performance Share Awards to the Chief Executive Officer pursuant to the Equity Incentive Plan. These awards are linked to overlapping three-year performance cycles. The first cycle began on May 1, 1994 and will end on January 31, 1997. The second performance cycle began on February 1, 1995 and will end on January 31, 1998 and the third cycle will begin on February 1, 1996 and end on January 31, 1999. In each case, the Chief Executive Officer's ability to receive shares of the Company's common stock at the end of each performance cycle will depend on whether the Company achieves certain pre-determined target levels of earnings per share growth compounded over the performance cycle.

     The Compensation Committee sets the target levels of earnings per share growth at the beginning of each performance cycle. After the end of each performance cycle, and prior to the issuance of any shares to the Chief Executive Officer pursuant to the applicable Performance Share Award, the Compensation Committee will certify to the Board of Directors the level of the Company's earnings per share growth compounded over the performance cycle and which (if any) of the performance targets have been satisfied.

     The maximum number of shares that may be issued at the end of each performance cycle is 25,000. The aggregate maximum number of shares that may be issued over the three performance cycles is 75,000.

VOTE REQUIRED FOR APPROVAL

     Approval of the Performance Share Awards requires the affirmative vote of the holders of a majority of the shares represented and voting, in person or by proxy, at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE PERFORMANCE SHARE AWARDS.

                              (PROPOSAL NUMBER 3)

           PROPOSAL TO APPROVE EXECUTIVE INCENTIVE COMPENSATION PLAN

     On August 11, 1994, the Board of Directors adopted and approved an Executive Incentive Compensation Plan for the Chief Executive Officer. The Executive Incentive Compensation Plan is intended to provide the Chief Executive Officer with financial incentives for the Company to meet and exceed pre-determined goals based on corporate pre-tax profits. This Executive Incentive Compensation Plan is similar to the Company's existing Incentive Plan, except that it contains certain administrative provisions called for by Section 162(m) of the Code, provides for payment of a portion of the annual cash incentive compensation that exceeds a threshold value in the form of shares of the Company's common stock and provides for a share-for-share match for the portion of the annual cash incentive compensation paid in the form of shares.

     As explained above, the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer may be limited to the extent that it exceeds $1 million for any one fiscal year, unless such compensation qualifies as "performance-based compensation" under Section 162(m) of the Code. The Company hereby submits for stockholder approval the material terms of the Executive Incentive Compensation Plan so that compensation to be earned thereunder can qualify as "performance-based compensation" under Section 162(m) of the Code and therefore remain eligible as a deductible compensation expense for the Company. The following is a summary of the principal features of the Executive Incentive Compensation Plan.

     Under the Executive Incentive Compensation Plan, incentive compensation and, under certain circumstances described below, stock bonuses will be paid to the Chief Executive Officer if the Company achieves or exceeds pre-determined profit goals established for the year. Such goals are based on the Company's budgeted corporate pre-tax profits.

     Within the first 90 days of each fiscal year, the Compensation Committee will set the performance target for the year which is measured by budgeted pre-tax profit (after accrual of all incentive plan expenses). The target incentive compensation award for the Chief Executive Officer for each year is 54% of his base salary at the time the performance target is established. If the Company's performance for any fiscal year equals the threshold guideline for such year (as determined by the Compensation Committee on a year to year basis), the Chief Executive Officer will be entitled to receive incentive compensation representing a percentage of his target award (also as determined by the Compensation Committee on a year to year basis). If the Company's performance for any fiscal year attains or exceeds the superior guideline for such year (as determined by the Compensation Committee on a year to year basis), the Chief Executive Officer will be entitled to receive incentive compensation representing 175% of his target bonus, or 94.5% of base pay. Corporate performance between the threshold and superior guidelines results in an intermediate cash incentive payment determined on a straight-line basis. For example, if the Company's performance for any fiscal year equals the target guideline for such year (100% of performance target), the Chief Executive Officer will be entitled to receive incentive compensation which represents 100% of his target award or 54% of base pay. If the Company's performance does not attain the threshold guideline for the year, the Chief Executive Officer will receive no incentive compensation under the Executive Incentive Compensation Plan for that year.

     In any fiscal year in which the Chief Executive Officer's incentive compensation exceeds a threshold value of $100,000, 50% of such excess will be paid in the form of shares of the Company's common stock. In addition, the Chief Executive Officer will receive a share-for-share match for the portion of the incentive compensation paid in the form of shares. The shares will be issued to the Chief Executive Officer from the Company's Equity Incentive Plan which was previously approved by stockholders. Under no circumstances may the maximum incentive compensation (cash and stock) payable to the Chief Executive Officer under the Executive Incentive Compensation Plan for any fiscal year exceed $800,000.

     Under the Executive Incentive Compensation Plan, the Compensation Committee retains the discretion to reduce the size of the incentive compensation award. After the end of each fiscal year, and prior to any payment being made under the Executive Incentive Compensation Plan, the Compensation Committee will certify to the Board of Directors the levels of corporate pre-tax profits and which (if any) of the performance guidelines have been satisfied.

     The Compensation Committee may amend the Executive Incentive Compensation Plan at any time; however, in doing so, the Committee intends for the requirements of Section 162(m) of the Code to be met in order that payments made to the Chief Executive Officer remain eligible as deductible compensation.

     At this time, amounts to be received by the Chief Executive Officer under the Executive Incentive Compensation Plan for fiscal year 1996 or subsequent fiscal years is not determinable. Had the Executive Incentive Compensation Plan been in place for fiscal year 1995, the Chief Executive Officer would have earned and received the same bonus amount stated in the Summary Compensation Table.

VOTE REQUIRED FOR APPROVAL

     Approval of the Executive Incentive Compensation Plan requires the affirmative vote of the holders of a majority of the shares represented and voting, in person or by proxy, at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE EXECUTIVE INCENTIVE COMPENSATION PLAN.

                              (PROPOSAL NUMBER 4)

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected KPMG Peat Marwick LLP, independent public accountants, to audit the books, records and accounts of the Company for the fiscal year ending February 3, 1996. In accordance with a vote of the Board of Directors, this selection is being presented to the stockholders for ratification at this meeting.

     The firm of KPMG Peat Marwick LLP has audited the books of the Company and its predecessor for more than twenty years. KPMG Peat Marwick LLP has no direct or indirect material financial interest in the Company. A representative of KPMG Peat Marwick LLP is expected to be present at the meeting and will be given the opportunity to make a statement, if he so desires. The representative also will be available to respond to questions raised by those in attendance at the meeting.

     The affirmative vote of a majority of the outstanding shares of the Company's Common Stock present or represented at the Annual Meeting is required to approve the proposal. Ratification by the stockholders is not required. If the proposal is not approved by the stockholders, the Board of Directors does not plan to change the appointment for fiscal 1996, but will consider the stockholder vote in appointing auditors for fiscal 1997.
                            ------------------------
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF THE INDEPENDENT PUBLIC ACCOUNTANTS.
                            ------------------------
                                 OTHER MATTERS

     The management of the Company knows of no matter not specifically referred to above as to which any action is expected to be taken at the meeting. It is intended, however, that the persons named as proxies will vote the proxies in regard to such other matters and the transaction of such other business as may properly be brought before the meeting, as seems to them to be in the best interest of the Company and its stockholders.

                             STOCKHOLDER PROPOSALS

     In accordance with the rules established by the SEC for a proposal of a stockholder to be included in the Board of Directors' proxy statement for the Company's 1996 Annual Meeting, the proposal must be received at the principal executive offices of the Company on or before January 5, 1996. Such a proposal must also comply with the requirements as to form and substance established by the SEC in order to be included in the proxy statement.

     In addition, the Company's By-Laws provide that any stockholder of record wishing to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the By-Laws, to the Company at its principal executive offices not less than 75 days nor more than 180 days prior to the anniversary date of the prior year's annual meeting or special meeting in lieu thereof (the "Anniversary Date"); provided, however, that in the event that the annual meeting is called for a date more than seven calendar days prior to the Anniversary Date, stockholders may, under certain circumstances set forth in the Company's By-Laws, have additional time to deliver their stockholder notice.

PROXY                           J. BAKER, INC.                           PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Sherman N. Baker and Melvin M. Rosenblatt, and each of them individually, attorneys with full power of substitution in each for and in the name of the undersigned, with all powers the undersigned would possess if personally present, to vote all shares of the Common Stock of
J. Baker, Inc. (the "Company") held of record by the undersigned on April 20, 1995 at the Annual Meeting of Stockholders to be held June 6, 1995 and any adjournment or postponement thereof.

    1.PROPOSAL to elect            / /FOR all nominees listed below                     / /WITHHOLD AUTHORITY to
     three Class III Directors:       (except as marked to the contrary below)          vote below for any nominee listed below

    J. Christopher Clifford    Jerry M. Socol    David Pulver

    (INSTRUCTION:  To withhold authority to vote for one of the nominees, strike a line through the nominee's name in the list above.)

    2. PROPOSAL to consider and act upon a proposal to approve Performance Share Awards for the Chief Executive Officer.

                    / /FOR      / /AGAINST      / /ABSTAIN

    3. PROPOSAL to consider and act upon a proposal to approve an Executive Incentive Compensation Plan for the Chief Executive Officer.

                    / /FOR      / /AGAINST      / /ABSTAIN

    4. PROPOSAL to ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company for the fiscal year ending February 3, 1996.
                    / /FOR      / /AGAINST      / /ABSTAIN

                                                   (CONTINUED ON REVERSE SIDE)


    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.


PLEASE SIGN IN THE SAME FORM
AS NAME APPEARS ON THIS CARD.               Date: ............................

FIDUCIARIES AND CORPORATE OFFICERS          Signature: .......................
SHOULD INDICATE THEIR
TITLE.                                      Signature: .......................